EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of, October 6, 2021 (the "Effective Date"), by and between Salinas Diversified Ventures, Inc., a California corporation (the "Company"), 633 5th Avenue, Ste. 2826, Los Angeles, CA 90071, and Lori Livacich, an individual residing at 20420 Spence Road, Salinas, CA 93908 ("Executive"), with reference to the following facts:

RECITALS

A.        The Company desires to obtain the association and services of Executive as Chief Executive Officer and is willing to engage her services on the terms and conditions set forth below.

B.        Executive desires to enter into this Agreement with the Company for a specific period of time and is willing to do so under the following terms and conditions.

C.        Executive and Company enter into this Agreement as a material condition and inducement to the Company’s Asset Purchase Agreement (“APA”), Management Services Agreement (“MSA”) and Cooperation Agreement between it and the Company, Marijuana Company of America, Inc., Executive, Sunset Island Group, Inc., VBF Brands, Inc. (copies of the APA, MSA and Cooperation Agreement are appended hereto and made a material part hereof.

AGREEMENT

In consideration of the forgoing recitals and of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1.	Employment. The Company hereby agrees to employ Executive as Chief Executive Officer, and Executive agrees to accept employment upon the terms and conditions set forth herein. Executive shall report to and have such duties and responsibilities as may be delegated or assigned from time to time by Mr. Jesus Quintero, or in his absence, the Board of Directors of Salinas Diversified Ventures, Inc. Executive agrees to faithfully devote her time, energy, and abilities to the proper and efficient discharge of her duties.
2.	Term. Subject to the termination provisions in Section 5 hereof, the term of Executive's employment shall be for a 24-month period, commencing as of the Effective Date and, subject to Section 5, ending October 6, 2023, (the "Term").

3.	Compensation.

3.1      Signing Bonus. as a signing bonus, Company will pay Executive $250,000.

3.2      Salary. For all services as Chief Executive Officer that Executive renders to the Company during the Term of this Agreement, Executive will be compensated with a monthly payment of $20,000; twenty percent (20%) of “Net Revenues” above $2 million quarterly from operations at the Salinas facility, beginning upon the closure of the APA and the Effective Date of this Agreement; and, a $250,000 performance bonus, payable after six months after the Effective Date, conditioned upon Executive meeting the agreed to “Net Revenue” target of one million dollars ($1,000,000) from Salinas’ operations during the six month period after closing of the APA, and her compliance with the terms and conditions of this Agreement, the Management Services Agreement and the Cooperation Agreement included as Exhibits A and B to this Agreement. For the purposes of this Agreement, the term “Net Revenue” shall mean gross revenue less returns and allowances equal to $500,000 each quarter for first year.

3.3      Expenses. During the Term of this Agreement, the Company shall reimburse Executive for reasonable and authenticated out-of-pocket expenses incurred in connection with performance of Executive’s duties hereunder, including (without limitation) travel expenses, food and lodging while away from home, and entertainment, subject to such policies as the Company may from time to time reasonably establish for its employees. Executive shall provide the Company with any and all documentation necessary to account for such expenses. Any “Extraordinary Expenses” reasonably expected to exceed $3,000 must be pre-approved by the Company. For the purposes of this Agreement, the term “Extraordinary Expenses” means those costs not related to the commercially reasonable and customary fixed monthly expenses otherwise agreed upon in consultation with the Company for the Company’s operations.

3.4      Other Benefits. Subject to the discretion of the Company, upon Executive meeting the performance goals and other terms and conditions referenced in Section 3.2, the Company may issue options to Executive and/or to Executive’s management team, including key employees to purchase equity in the Company on a cash or cashless basis.

4.	Proprietary Information. Executive acknowledges that Executive currently has knowledge, and during the term of this Agreement will gain further knowledge, of information not generally known about the Company and which gives the Company an advantage over its competitors, including (without limitation) information of a technical nature, such as "know how," formulae, secret processes or machines, computer programs, inventions and research projects, and information of a business nature, such as information about costs, profits, markets, sales, Company finances, employees, lists of customers and other information of a similar nature to the extent not available to the public, and plans for future developments (collectively, “Confidential Information"). Executive agrees to keep secret all such Confidential Information of the Company, including information received in confidence by the Company from others, and agrees not to disclose any such Confidential Information to anyone outside the Company except as required in the course of her duties, either during or after her employment.
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5.	Termination of Employment. This Agreement is terminable prior to the expiration of the Term in the manner and to the extent set forth in this Section 5, and not otherwise.

5.1      Termination for Cause. The Company may terminate this Agreement at any time without further delay for Executive's willful misconduct including, but not limited to, fraud, breach of fiduciary duty, dishonesty, willful breach or habitual neglect of duties, theft, criminal conviction, disclosure of Confidential Information, and engagement in any activity materially adverse to the Company during the Term of this Agreement. In the event that Executive fails to satisfy the conditions of employment as determined by the Company, the Cooperation Agreement and the Management Services Agreement, her employment shall terminate upon notice to Executive and this Agreement shall terminate with no further obligation for compensation by the Company.

5.2      Failure to Achieve Net Revenue Target. This Agreement terminates if Executive fails to meet Net Revenue target of $1 million dollars within six months.

5.3      Effect of Termination. If not terminated for Cause, the Company agrees to pay Executive her pro-rated annual salary from the date of termination.

5.4      Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

5.5      Exit Obligations. Upon termination of the Executive’s

employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

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5.6      Specific Enforcement. Executive is obligated under the Agreement to render service of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof cannot be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right during the Term to compel specific performance hereof by Executive and/or obtain injunctive relief against the performance of services elsewhere by Executive, without the posting of any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. In the event the Company seeks and obtains legal and/or equitable relief under this Section, the Company shall recover its attorney fees and costs from Executive.

6.0 Governing Law & Dispute Resolution. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California county of San Diego. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.0 Attorney Fees. The prevailing party in any legal action to enforce or construe this Agreement shall recover its reasonable attorney fees as an element of costs.

8.0 Tax Consequences. The Company shall have no obligation to Executive with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any distributions made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

9.0 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement, the Management Services Agreement, the Cooperation Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was an officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

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10.0 Waiver. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

11.0 Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, to the attention of the Board of Directors, at the address of its executive office set forth above, and any notice to be given to Executive shall be addressed to her at the residence address set forth above, or such other address as Company and/or Executive may hereafter designate in writing to the other. Any notice shall be deemed duly given when personally delivered or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid. The date of deposit, as evidenced by the receipt for certified mail, shall be conclusive proof of the delivery date.

12.0 Severability. The provisions of this Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof, shall not be affected thereby.

13.0 Assignment. Neither Executive nor the Company may assign this Agreement without the prior written consent of the other; provided that this Agreement may be assigned to any successor to the Company's business without Executive's consent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Executive's rights under this Agreement shall inure to the benefit of and be binding upon her heirs and executors.

14.0 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by The Board of Directors of the Company.

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EXECUTIVE:	SALINAS DIVERSIFIED VENTURES, INC.

/s/ Lori Livacich	/s/ Jesus Quintero
LORI LIVACICH	JESUS QUINTERO
CHIEF EXECUTIVE OFFICER